Exhibit 99.1

SPX FLOW REPORTS FIRST QUARTER 2018 RESULTS

●	Q1 2018 Revenue growth of 13%; Organic revenue* growth of 5%

●	Q1 2018 Earnings Per Share of $0.36

●	Reaffirmed 2018 EPS Guidance Range of $2.21 to $2.56 Per Share, EBITDA* of $240 to $260 Million and Free Cash Flow* of $105 to $125 Million
____________________________________________________________________________________
CHARLOTTE, NC - May 2, 2018 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter ended March 31, 2018 and reaffirmed its 2018 full year guidance.
“2018 marks the beginning of the next phase on our journey to transform SPX FLOW into a high performing operating enterprise. With our operating structure successfully established, we are now in the early stages of executing our strategy to drive sustainable growth and continuous improvement. This strategy is centered on delivering a first-class customer experience by achieving excellence in all phases of our business. To accomplish this goal, we are focusing on three distinct objectives:  elevating our talent and aligning our capabilities to best serve customers; exceeding customer expectations through continuous process improvements; and expanding our market presence in applications where we deliver the highest value to customers throughout the life cycle of our products,” said Marc Michael, President and Chief Executive Officer.
“Our Q1 2018 results reflect a solid first step in our pivot to growth and improvement, highlighted by 5% organic revenue growth, 220 points of margin improvement at the segment level and 82% EBITDA growth. Additionally, we continued to improve our financial position, reducing total debt by $32 million, or 4%, from year end. And we finished the quarter with net leverage at 2.7x, down from 3.0x at year end and 3.9x in the prior year period.”
“Orders in the first quarter totaled $509 million, down 5% year-over-year, in line with our expectations. Consistent with our product line strategy, underlying order growth was concentrated in our highest value product lines and in the aftermarket across all three reporting segments. We remained disciplined and selective on large orders.”
“For the full year, we are reaffirming our earnings guidance which includes EPS in the range of $2.21 to $2.56 per share and EBITDA between $240 and $260 million.”
Michael concluded, “As we continue our journey, I’m encouraged by the energy, enthusiasm and great pride of our team members across the enterprise. I’m also pleased with our success in adding highly talented team members in key positions to help lead our growth and continuous improvement efforts. Going forward, we remain firmly committed to achieving excellence across all phases of our business and I’m confident in our ability to continue to drive higher customer satisfaction, improved financial performance and greater shareholder value.”
First Quarter 2018 Consolidated Results:

$ millions; except per share data	Q1 2018	Q1 2017	Variance	Organic Variance
Backlog	$1,050.8	$913.2	15.1%	7.0%
Orders	509.0	535.2	(4.9)%	(10.8)%
Revenues(1)	490.3	433.2	13.2%	4.7%
Operating income	33.2	10.6	213.2%
Margin %	6.8%	2.4%	440bps
Net income (loss)	15.5	(7.4)
EPS	$0.36	$(0.18)

EBITDA*	$43.9	$24.1	82.2%
Operating Cash Flow	15.6	23.1
Free Cash Flow*	10.4	18.3

•
Backlog increased 15.1%, or $137.6 million, over the prior year period. Currency translation accounted for 8.1% of the increase and organic backlog grew 7.0% driven by double-digit organic growth for both the Food and Beverage and Industrial reporting segments.

•
Organic orders declined (10.8)% due to the timing of food and beverage system orders and a normalized level of demand for North American OE pipeline pump and valve orders as compared to the prior period. Partially offsetting these declines was mid single-digit growth in aftermarket orders.

•
Organic revenues* grew 4.7%, primarily driven by increased shipments of OE pumps and valves into midstream oil and nuclear applications. Aftermarket sales grew mid single-digits year-over-year with growth across the three reporting segments. These increases partially offset a lower level of Food and Beverage system revenue.

•
Operating income was $33.2 million and margin was 6.8%, an increase of $22.6 million and 440 basis points, respectively, versus the prior year period. The increase in income and margin was driven by organic revenue growth, savings from the completed realignment program, and reduced special charges. The company recorded $2.6 million of special charges in Q1 2018, as compared to $8.6 million in the year-ago quarter.

•	Diluted earnings per share for the quarter were $0.36 and included:

◦	A charge of $(0.05) per share recorded in the Industrial segment associated with the repair of a large mixer, which was damaged while in operation at a customer site.

◦
Currency losses of $(0.08) per share recorded in other expense related primarily to the effect of the devaluation of the Angolan Kwanza against the U.S. Dollar during Q1 2018 and the impact of that devaluation on certain Kwanza denominated cash and cash equivalents held by the company.

◦
A net tax benefit of $0.08 per share as compared to the company’s guidance, related primarily to additional foreign tax credits available to the company from distributions of income taxed under the transition tax provisions of the U.S. Tax Cuts and Jobs Act.

•	EBITDA* for the period increased to $43.9 million, 82.2% above the prior year, primarily driven by the increase in operating income noted above.

•	Free cash flow* for the period was $10.4 million and included $5.2 million of capital expenditures and $3.8 million of restructuring payments.
First Quarter 2018 Results by Segment:
Food and Beverage

$ millions	Q1 2018	Q1 2017	Variance	Organic Variance
Backlog	$390.6	$326.1	19.8%	10.9%
Orders	171.2	184.2	(7.1)%	(14.2)%
Revenues(1)	166.5	165.9	0.4%	(8.7)%
Income	17.9	15.5	15.5%
As a percent of revenues	10.8%	9.3%	150bps
Organic backlog increased 10.9% year-over-year driven primarily by two large dairy processing system orders totaling $71.5 million in aggregate which were awarded during the fourth quarter of 2017.
Organic orders declined (14.2)% due primarily to the timing of OE system orders. In contrast, component and aftermarket orders grew mid to high single-digits.
Organic revenues* declined (8.7)%, due primarily to lower volume of OE system revenue, partially offset by higher aftermarket sales.
Segment income and margin increased due to savings from restructuring actions and cost reduction initiatives, improved project execution and increased productivity in our Bydgoszcz, Poland facility. These items were partially offset by the organic revenue decline described above.

Power and Energy

$ millions	Q1 2018	Q1 2017	Variance	Organic Variance
Backlog	$428.4	$395.3	8.4%	(0.2)%
Orders	144.4	167.8	(13.9)%	(19.7)%
Revenues(1)	144.7	105.9	36.6%	27.1%
Income	12.2	(1.5)	N/A
As a percent of revenues	8.4%	(1.4)%	980bps
The first quarter 2018 ending backlog was essentially flat on an organic basis to the prior year period reflecting strong backlog execution in the first quarter 2018 and a steady order environment.
Organic orders declined (19.7)% primarily driven by a normalized level of demand for OE valve and pump orders into the North American midstream oil market as compared to Q1 2017.
Organic revenues* grew 27.1% driven by an increase in revenue related to OE valves and pumps used in midstream oil and nuclear power applications, as well as strong year-over-year growth in aftermarket sales.
Segment income and margins increased sharply, driven by the organic revenue growth and savings from restructuring actions and cost reduction initiatives.
Industrial

$ millions	Q1 2018	Q1 2017	Variance	Organic Variance
Backlog	$231.8	$191.8	20.9%	15.4%
Orders	193.4	183.2	5.6%	0.7%
Revenues(1)	179.1	161.4	11.0%	3.7%
Income	20.5	21.1	(2.8)%
As a percent of revenues	11.4%	13.1%	-170bps
Organic backlog increased 15.4% year-over-year driven primarily by backlog growth in the mixer and dehydration product lines.
Organic Orders grew modestly. Strong growth in both the OE and aftermarket for pumps, mixers and dehydration equipment was largely offset by a lower level of orders for heat exchangers, and to a lesser extent, hydraulic tools.
Organic revenues* grew 3.7%, driven primarily by an increase in capital project revenue as well as increased pump, hydraulic tools and heat exchanger revenue.
Segment income and margin were reduced by costs associated with the repair of a large mixer, which was damaged while in operation at a customer site. This was partially offset by savings from restructuring actions and cost reduction initiatives, as well as the organic revenue growth mentioned above.
OTHER ITEMS
Debt Repayment: In Q1 2018 the company made a voluntary prepayment of $30.0 million on its term loan. This payment, coupled with the required quarterly principal payment of $5.0 million, reduced the outstanding principal balance of the term loan to $235.0 million.
Other Expense, net: Other expense recorded in Q1 2018 was composed of foreign currency losses of $4.3 million and non-service-related pension and postretirement costs of $0.3 million. Of the $4.3 million of currency losses, $2.8 million related to the effect of the devaluation of the Angolan Kwanza against the U.S. dollar during the first quarter 2018 and the impact of that devaluation on certain Kwanza-denominated cash and cash equivalents held by the company.
Income Taxes: The company recorded a net tax benefit of $6.5 million in the first quarter in connection with its accounting for the Tax Cuts and Jobs Act. The benefit was primarily related to additional foreign tax credits available to the company arising from distributions of income taxed under transition tax provisions of the Tax Act. The $6.5 million benefit was partially offset by $1.9 million of other discrete tax items in the quarter.

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended March 31, 2018 with the Securities and Exchange Commission on May 2, 2018. This news release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in rotating, actuating and hydraulic technologies, as well as automated process systems, into food and beverage, industrial and power and energy markets. SPX FLOW has approximately $2 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP measure. See attached schedules for reconciliation from most comparable GAAP measure. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our condensed consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these Non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

(1)	Organic revenue growth (decline) is calculated on a constant currency basis and excludes the net impact related to the adoption of ASC 606 revenue recognition standard.
Note: Net leverage is as defined by the company’s credit facility.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Investor Relations
704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended
	March 31, 2018	April 1, 2017
Revenues	$490.3	$433.2
Cost of products sold	334.6	294.1
Gross profit	155.7	139.1
Selling, general and administrative	115.5	115.3
Intangible amortization	4.4	4.6
Special charges	2.6	8.6
Operating income	33.2	10.6

Other expense, net	(4.6)	(2.1)
Interest expense, net	(12.5)	(15.9)
Income (loss) before income taxes	16.1	(7.4)
Income tax benefit (provision)	(0.8)	0.1
Net income (loss)	15.3	(7.3)
Less: Net income (loss) attributable to noncontrolling interests	(0.2)	0.1
Net income (loss) attributable to SPX FLOW, Inc.	$15.5	$(7.4)

Basic income (loss) per share of common stock	$0.37	$(0.18)
Diluted income (loss) per share of common stock	$0.36	$(0.18)

Weighted average number of common shares outstanding - basic	41.978	41.647
Weighted average number of common shares outstanding - diluted	42.530	41.647

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and equivalents	$243.9	$263.7
Accounts receivable, net	377.5	381.4
Contract assets	75.2	57.7
Inventories, net	329.2	293.9
Other current assets	52.0	50.0
Total current assets	1,077.8	1,046.7
Property, plant and equipment:
Land	35.8	35.1
Buildings and leasehold improvements	240.7	238.3
Machinery and equipment	476.8	461.6
	753.3	735.0
Accumulated depreciation	(388.5)	(374.1)
Property, plant and equipment, net	364.8	360.9
Goodwill	786.6	771.3
Intangibles, net	354.3	350.3
Other assets	155.3	159.8
TOTAL ASSETS	$2,738.8	$2,689.0

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$235.1	$219.4
Contract liabilities	218.0	182.3
Accrued expenses	180.8	207.3
Income taxes payable	22.5	21.6
Short-term debt	26.1	24.2
Current maturities of long-term debt	20.5	20.5
Total current liabilities	703.0	675.3
Long-term debt	816.7	850.9
Deferred and other income taxes	59.8	63.3
Other long-term liabilities	128.7	125.5
Total long-term liabilities	1,005.2	1,039.7
Mezzanine equity	22.5	22.2
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,658.4	1,650.9
Accumulated deficit	(306.2)	(327.5)
Accumulated other comprehensive loss	(340.1)	(372.8)
Common stock in treasury	(12.9)	(8.9)
Total SPX FLOW, Inc. shareholders' equity	999.6	942.1
Noncontrolling interests	8.5	9.7
Total equity	1,008.1	951.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,738.8	$2,689.0

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	As of and for the three months ended
	March 31, 2018	April 1, 2017	Δ	%/bps
Food and Beverage
Backlog	$390.6	$326.1	$64.5	19.8%
Orders	171.2	184.2	(13.0)	(7.1)%
Revenues	166.5	165.9	0.6	0.4%
Gross profit	54.9	51.1	3.8
as a percent of revenues	33.0%	30.8%		220bps
Selling, general and administrative expense	35.1	33.3	1.8
as a percent of revenues	21.1%	20.1%		100bps
Intangible amortization expense	1.9	2.3	(0.4)
Income	$17.9	$15.5	$2.4	15.5%
as a percent of revenues	10.8%	9.3%		150bps

Power and Energy
Backlog	$428.4	$395.3	$33.1	8.4%
Orders	144.4	167.8	(23.4)	(13.9)%
Revenues	144.7	105.9	38.8	36.6%
Gross profit	44.0	30.1	13.9
as a percent of revenues	30.4%	28.4%		200bps
Selling, general and administrative expense	30.6	30.5	0.1
as a percent of revenues	21.1%	28.8%		(770)bps
Intangible amortization expense	1.2	1.1	0.1
Income (loss)	$12.2	$(1.5)	$13.7	*
as a percent of revenues	8.4%	(1.4)%		980bps

Industrial
Backlog	$231.8	$191.8	$40.0	20.9%
Orders	193.4	183.2	10.2	5.6%
Revenues	179.1	161.4	17.7	11.0%
Gross profit	56.8	57.9	(1.1)
as a percent of revenues	31.7%	35.9%		(420)bps
Selling, general and administrative expense	35.0	35.6	(0.6)
as a percent of revenue	19.5%	22.1%		(260)bps
Intangible amortization expense	1.3	1.2	0.1
Income	$20.5	$21.1	$(0.6)	(2.8)%
as a percent of revenues	11.4%	13.1%		(170)bps

Consolidated Revenues	$490.3	$433.2	$57.1	13.2%
Consolidated Segment Income	50.6	35.1	15.5	44.2%
as a percent of revenues	10.3%	8.1%		220bps

Total income for reportable segments	$50.6	$35.1	$15.5
Corporate expense	14.4	15.5	(1.1)
Pension and postretirement service costs	0.4	0.4	—
Special charges	2.6	8.6	(6.0)
Consolidated Operating Income	$33.2	$10.6	$22.6	213.2%
as a percent of revenues	6.8%	2.4%		440bps

* Not meaningful for comparison purposes.

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities:
Net income (loss)	$15.3	$(7.3)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Special charges	2.6	8.6
Deferred income taxes	3.5	(3.2)
Depreciation and amortization	15.1	15.7
Stock-based compensation	5.1	4.0
Pension and other employee benefits	3.1	1.2
Changes in operating assets and liabilities:
Accounts receivable and other assets	14.1	21.5
Contract assets and liabilities, net	10.6	23.9
Inventories	(21.9)	(21.5)
Accounts payable, accrued expenses and other	(28.1)	(10.4)
Cash spending on restructuring actions	(3.8)	(9.4)
Net cash from operating activities	15.6	23.1
Cash flows from (used in) investing activities:
Proceeds from asset sales and other, net	—	20.3
Capital expenditures	(5.2)	(4.8)
Net cash from (used in) investing activities	(5.2)	15.5
Cash flows used in financing activities:
Borrowings under senior credit facilities	19.5	84.5
Repayments of senior credit facilities	(54.5)	(133.5)
Borrowings under trade receivables financing arrangement	28.0	38.1
Repayments of trade receivables financing arrangement	(23.0)	(35.9)
Repayments of other financing arrangements	(3.1)	(8.0)
Minimum withholdings paid on behalf of employees for net share settlements, net	(4.0)	(3.2)
Dividends paid to noncontrolling interests in subsidiary	(1.0)	(0.1)
Net cash used in financing activities	(38.1)	(58.1)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	7.9	13.1
Net change in cash, cash equivalents and restricted cash	(19.8)	(6.4)
Consolidated cash, cash equivalents and restricted cash, beginning of period	264.9	216.2
Consolidated cash, cash equivalents and restricted cash, end of period	$245.1	$209.8

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended March 31, 2018
	Net Revenue Growth	Foreign Currency	Adoption of New Revenue Standard*	Organic Revenue Growth (Decline)
Food and Beverage	0.4%	7.4%	1.7%	(8.7)%
Power and Energy	36.6%	6.2%	3.3%	27.1%
Industrial	11.0%	5.5%	1.8%	3.7%
Consolidated	13.2%	6.4%	2.1%	4.7%

*Transitioned to ASC 606 accounting for revenue recognition in Q1 2018.

SPX FLOW, INC. AND SUBSIDIARIES
CASH, DEBT AND NET DEBT RECONCILIATION
(Unaudited; in millions)

	Three months ended
	March 31, 2018
Beginning cash, cash equivalents and restricted cash	$264.9

Net cash from operating activities	15.6
Capital expenditures	(5.2)
Borrowings under senior credit facilities	19.5
Repayments of senior credit facilities	(54.5)
Borrowings under trade receivables financing arrangement	28.0
Repayments of trade receivables financing arrangement	(23.0)
Repayments of other financing arrangements	(3.1)
Minimum withholdings paid on behalf of employees for net share settlements, net	(4.0)
Dividends paid to noncontrolling interests in subsidiary	(1.0)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	7.9

Ending cash, cash equivalents and restricted cash	$245.1

	Debt and Net Debt at
	March 31, 2018	December 31, 2017
Term loan	$235.0	$270.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Trade receivables financing arrangement	5.0	—
Other indebtedness	32.9	35.8
Less: deferred financing fees	(9.6)	(10.2)
Total debt	$863.3	$895.6

Total debt	$863.3	$895.6
Less: cash and equivalents	(243.9)	(263.7)
Net debt(1)	$619.4	$631.9

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended
	March 31, 2018	April 1, 2017
Net cash from operating activities	$15.6	$23.1
Capital expenditures	(5.2)	(4.8)
Free cash flow from operations	$10.4	$18.3

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended
	March 31, 2018	April 1, 2017
Net income (loss) attributable to SPX FLOW, Inc.	$15.5	$(7.4)

Income tax provision (benefit)	0.8	(0.1)
Interest expense, net	12.5	15.9
Depreciation and amortization	15.1	15.7
EBITDA	43.9	24.1
Special charges	2.6	8.6
Non-cash compensation expense	7.5	5.6
Non-service pension and postretirement related costs (benefits)	0.3	(0.8)
Interest income	2.0	1.0
Other	0.2	0.2
Bank consolidated EBITDA	$56.5	$38.7